As filed with the Securities and Exchange Commission on November 30, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

VARIAN MEDICAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2359345
(State of incorporation)	(I.R.S. Employer Identification No.)

3100 Hansen Way

Palo Alto, California 94304-1129

(Address of principal executive offices)

Varian Medical Systems, Inc.

2005 Deferred Compensation Plan

(Full title of the Plan)

John W. Kuo

Corporate Vice President, General Counsel and Corporate Secretary

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304-1129

(650) 493-4000

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations	$7,000,000	N/A	$7,000,000	$749.00

(1)  Varian Medical Systems, Inc. (the “Registrant”) is registering Deferred Compensation Obligations that are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Varian Medical Systems, Inc. 2005 Deferred Compensation Plan.

PART I

Item 1.    Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

Item 3.    Incorporation of Documents by Reference.

Varian Medical Systems, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)  The Registrant’s Annual Report on Form 10-K, filed December 14, 2004 (File No. 001-7598) for the fiscal year ended October 1, 2004;

(b)  All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since October 1, 2004; and

(c)  The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A, and any amendment or report filed with the Commission for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.    Description of Securities.

Under the Registrant’s 2005 Deferred Compensation Plan (the “2005 Plan”), the Registrant will provide directors and a select group of management or highly compensated employees of the Registrant (each, a “Participant”) the opportunity to enter into agreements for the deferral of a specified percentage of their compensation. The securities being registered represent the obligations of the Registrant under such agreements (the “Obligations”) to pay in the future to the Participants in the 2005 Plan the value of the deferred compensation. The Obligations may also represent amounts (if any) that the Registrant has elected to credit to a Participant’s account under the 2005 Plan.

The Obligations for each Participant will equal the balance in a record-keeping account established for such Participant. The investment earnings credited to such account will be indexed to one or more investment indices, the type of which will be individually chosen by each Participant from a list of types of investment indices made available under the 2005 Plan, including an index tied to the performance of the Registrant’s common stock.  Each Participant’s record-keeping account will be adjusted to reflect contributions by the Registrant and the investment experience of the selected investment index, including any appreciation or depreciation. The Registrant is not required to actually invest the deferred compensation in the types of investment indices specified by the Participants.

The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the 2005 Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void. There is no trading market for the Obligations.

The amount of compensation deferred by each Participant is determined in accordance with the 2005 Plan based upon elections by each Participant. The 2005 Plan permits each Participant to elect to defer (i) up to seventy-five percent (75%), but not less two thousand dollars ($2,000.00), of his or her base annual salary paid in respect of a plan year and (ii) up to one hundred percent (100%), but not less two thousand dollars ($2,000.00), of his or her incentive payments paid in respect of a plan year.  In addition, any Participant that is a director may elect to defer up to one hundred percent (100%), but not less two thousand dollars ($2,000.00), of any retainer or fees that the Registrant may become obligated to pay during or for any plan year.

The Obligations will be distributed by the Registrant in accordance with the terms of the 2005 Plan as follows: (i) if so elected, a Participant will receive Obligations in respect of a plan year from one to sixty days after the third plan year following that year, (ii) in the event a participant retires, in a lump sum or annual installments (up to 15 years), or (iii) in the event of a Participant’s death or termination of employment (or in certain cases of disability), the Participant or his or her estate will be entitled to a lump sum. Further upon determination by the Registrant’s Compensation and Management Development Committee (the “Committee”) that a Participant has suffered an unforeseeable financial emergency, the Committee may direct the Registrant to pay such Participant an amount necessary to meet the emergency up to the full amount payable to the Participant under the 2005 Plan.

The 2005 Plan will be administered by the Committee or such other committee that may from time to time be appointed by the Registrant’s Board of Directors (the “Board”). The Committee has the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this 2005 Plan and decide or resolve any and all questions including interpretations of this 2005 Plan, as may arise in connection with the 2005 Plan.

Further, the Board may, at any time, amend or modify the 2005 Plan, in whole or in part; except that no such amendment or modification may adversely affect a Participant’s right to Obligations in the amount of the Participant’s vested account balance as of the date of such amendment or modification. In addition, no amendment or modification of the 2005 Plan shall affect the right of any Participant or beneficiary who was eligible to or did retire or incurred a disability on or before the effective date of such amendment or modification to receive benefits in the manner he or she elected. The Board may terminate the 2005 Plan at any time.

The Obligations are not convertible into any other security of the Registrant. The Registrant has established a “rabbi trust” to serve as a source of funds from which it can satisfy the Obligations. Participants in the 2005 Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant’s general creditors.

Item 5.    Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed on for the Registrant by John W. Kuo.  Mr. Kuo is Corporate Vice President, General Counsel and Corporate Secretary of the Registrant, and as of November 28, 2005, beneficially owned 128,302 shares of the Registrant’s common stock, which included 15,159 shares which may be acquired within 60 days upon the exercise of options.

Item 6.    Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Article X of the Registrant’s Restated Certificate of Incorporation eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of a director’s fiduciary duty, except for liability:  (1) under Section 174 of the Delaware General Corporation Law; (2) for breach of a director’s duty of loyalty to the Registrant or its stockholders; (3) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law grants to each corporation organized thereunder the power to indemnify its officers and directors for certain acts.  Article IX of the Registrant’s By-laws sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the Registrant.  Article IX provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law and any other applicable laws, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the Registrant, the Registrant shall provide such indemnification only if such proceeding was authorized by the Registrant’s Board of Directors.

The Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that contained in the Restated Certificate of Incorporation and By-laws. The indemnification agreements require the Registrant, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers, directors, employees, trustees, partners, agents or fiduciaries of the Registrant (but not for liabilities arising from conduct entered into in bad faith or conduct which the officer or director did not reasonably believe to be in the best interest of the Registrant), and to advance sums covering the expenses they incurred as a result of any proceeding against them with respect to which they are indemnified under such indemnification agreement.

Item 7.    Exemption from Registration Claimed.  Not applicable.

Item 8.    Exhibits.

Exhibit Number
5.1	Opinion of John W. Kuo, Esq., Corporate Vice President, General Counsel and Corporate Secretary to Registrant.

23.1	Consent of John W. Kuo, Esq., Corporate Vice President, General Counsel and Corporate Secretary to Registrant (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

Item 9.    Undertakings.

(a)  The Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  to include therein any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in such prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth herein; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2)  that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 2005 Plan.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as the indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 29 day of November, 2005.

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ John W. Kuo
John W. Kuo
Corporate Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Levy	Chairman of the Board and	November 29, 2005
Richard M. Levy	Chief Executive Officer
(Principal Executive Officer)

/s/ Elisha W. Finney	Corporate Senior Vice President and	November 28, 2005
Elisha W. Finney	Chief Financial Officer
(Principal Financial Officer)

/s/ Crisanto C. Raimundo	Corporate Vice President and Corporate	November 28, 2005
Crisanto C. Raimundo	Controller (Principal Accounting Officer)

*Susan L. Bostrom	Director	November 29, 2005

*John Seely Brown	Director	November 29, 2005

*R. Andrew Eckert	Director	November 29, 2005

*Timothy E. Guertin	Director	November 29, 2005

*Samuel Hellman	Director	November 29, 2005

*Allen S. Lichter	Director	November 29, 2005

*David W. Martin, Jr.	Director	November 29, 2005

*Ruediger Naumann-Etienne	Director	November 29, 2005

*Kent J. Thiry	Director	November 29, 2005

*By:	/s/ John W. Kuo
John W. Kuo
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number

5.1	Opinion of John W. Kuo, Esq., Corporate Vice President, General Counsel and Corporate Secretary.

23.1	Consent of John W. Kuo, Esq., Corporate Vice President, General Counsel and Corporate Secretary to Registrant (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.